Exhibit 4.32

PROMISSORY NOTE

February 1, 2017	$25,000.00

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, MINN SHARES INC., a Delaware corporation, on behalf of itself and its successors and assigns (collectively, the “Maker”), hereby unconditionally promises to pay to the order of Thomas J. Kiley (the “Noteholder,” and together with the Maker, the “Parties”), the principal amount of TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($25,000) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note,” as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms).

1. Definitions. Capitalized terms used herein and not defined elsewhere in this Note shall have the meanings set forth in this Section 1.

“Default Rate” means the Interest Rate plus five percent (5%) per annum.

“Event of Default” has the meaning set forth in Section 5.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“Interest Rate” means the rate equal to six percent (6%) per annum, unless the Default Rate is applicable.

“Law” as to any Person means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Loan” has the meaning set forth in the introductory paragraph.

“Maker” has the meaning set forth in the introductory paragraph.

“Maturity Date” means the earlier of (a) the date of the closing of the Mini Offering; (b) the date that is 180 days from the date of this Note; and (c) the date on which all amounts under this Note shall become due and payable pursuant to Section 6.

“Mini Offering” means a private offering of capital stock of the Maker (“Minn Shares”), to “friends and family” for raising funds in an amount of approximately $2,000,000 for the purposes of payment of indebtedness of Minn Shares.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

2.  Final Payment Date; Optional Prepayments.

2.1  Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

2.2  Optional Prepayment. The Maker may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid and all accrued interest thereon to the date of prepayment. No prepaid amount may be reborrowed.

3.  Interest.

3.1  Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Interest Rate from the date of this Note until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

3.2  Interest Payment Dates. Interest shall be payable in arrears to the Noteholder monthly on the first day of each month, with the first interest payment due March 1, 2017.

3.3  Default Interest. If any payment of principal or interest hereof is more than 30 calendar days delinquent, whether or not notice of default has been given, and at the option of the Noteholder by written notice to Maker, Maker shall pay interest on the entire principal balance and any other amounts due under this Note at the rate equal to the Default Rate. The Default Rate shall be computed from the date which is 30 days following the date the payment was due, and shall continue until the payment is made. Amounts of interest accrued at the Default Rate shall constitute part of the Loan. This paragraph, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Loan, or as a waiver of any other right or remedy accruing to Noteholder by reason of the occurrence of any Event of Default.

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3.4  Computation of Interest. All computations of interest shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan beginning on the date hereof, and shall not accrue on the Loan on the day on which it is paid.

4.  Payment Mechanics.

4.1  Manner of Payment. All payments of interest and principal shall be made in lawful money of the United States of America on the date on which such payment is due, without set-off or deduction of any kind, by cashier’s check delivered to the address as set forth in, or otherwise provided pursuant to, the notice provisions hereof or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder to the Maker from time to time.

4.2  Application of Payments. All payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to accrued interest and third, to the payment of the principal amount outstanding under the Note.

4.3  Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.  Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

5.1  Failure to Pay. The Maker fails to pay any amount of the Loan within ten calendar days after the date the Noteholder gives notice that the amount is due.

5.2  Late Fee. If any installment payable under this Note (including the final installment due on the Maturity Date) is not received by Noteholder on or prior to ten calendar days after the same is due (without regard to any applicable cure or notice period, and regardless of whether notice of the failure to pay has been given), Maker shall pay to Noteholder upon demand an amount equal to two percent (2%) of such unpaid sum to defray the expenses incurred by Maker in handling and processing such delinquent payment and to compensate Maker for the loss of the use of such delinquent payment.

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5.3  Bankruptcy.

(a) the Maker commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Maker makes a general assignment for the benefit of its creditors;

(b)  there is commenced against the Maker any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty days;

(c) there is commenced against the Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty days from the entry thereof;

(d) the Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or

(e) the Maker is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

6. Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option by written notice to the Maker, (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and/or (b) exercise any or all of its rights, powers or remedies under applicable law; provided, however that, if an Event of Default described in Section 5.2 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

7.  Miscellaneous.

7.1  Notices.

(a)  All payments, notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing to such address as a Party may from time to time specify in writing.

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(b)  Notices shall be deemed to have been given (i) if mailed by certified or registered mail, four days after the date of mailing, (ii) if hand delivered, on the date of delivery, (iii) if sent by overnight courier service, on the day after the date of delivery to the courier, (iv) if sent by facsimile during the normal business hours of the recipient, on the day sent (and if sent after normal business hours, on the opening of the recipient’s business on the next day that is not a Saturday, Sunday or federal legal holiday) and (v) sent by email, on the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

7.2  Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of Arizona.

7.3  Submission to Jurisdiction.

(a)  The Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the federal or state courts of the State of Arizona located in Maricopa County, and (ii) submits to the jurisdiction of any such court in any such action, suit or proceeding, and (iii) agrees that the venue for any such action, suit or proceeding shall be only in such courts. Final judgment against the Maker in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)  Nothing in this Section 7.3 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Maker in any other court having jurisdiction over the Maker or (ii) serve process upon the Maker in any manner authorized by the laws of any such jurisdiction.

7.4  Waiver of Jury Trial. THE MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

7.5  Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

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7.6  Waiver of Notice. The Maker hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

7.7  Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

7.8  Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

7.9  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.10  Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[Signature page follows.]

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IN WITNESS WHEREOF, the Maker has executed this Note as of date first written above.

MINN SHARES INC.

By:	/s/ John Yeros
Name:	John Yeros
Title:	CEO

Accepted and agreed to by:

/s/ Thomas J. Kiley
Thomas J. Kiley

Signature Page to Working Capital Note (Kiley)